Exhibit 10.7: Form of Supplemental Director Retirement Agreements between Newport Federal Savings Bank and Peter Crowley, William R. Harvey, Michael Hayes, Robert S. Lazar, Michael S. Pinto, Alicia S. Quirk, Peter W. Rector and Barbara Saccucci

Newport Federal Savings Bank entered into supplemental director retirement agreements with Directors Crowley, Harvey, Hayes, Lazar, Pinto, Quirk, Rector and Saccucci which are substantially identical in all material respects (except as noted below) as the attached Form of Supplemental Director Retirement Agreement.

Parties to Supplemental Director Retirement Agreement:

Newport Federal Savings Bank and Peter Crowley (1)

Newport Federal Savings Bank and William R. Harvey (2)

Newport Federal Savings Bank and Michael Hayes (3)

Newport Federal Savings Bank and Robert S. Lazar (4)

Newport Federal Savings Bank and Michael S. Pinto (5)

Newport Federal Savings Bank and Alicia S. Quirk (6)

Newport Federal Savings Bank and Peter W. Rector(7)

Newport Federal Savings Bank and Barbara Saccucci (8)

(1)	Mr. Crowley’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $3,000.00.

(2)	Mr. Harvey’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $4,000.00.

(3)	Mr. Hayes’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $3,000.00.

(4)	Mr. Lazar’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $3,000.00.

(5)	Mr. Pinto’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $3,000.00.

(6)	Ms. Quirk’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $3,000.00.

(7)	Mr. Rector’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $5,000.00.

(8)	Ms. Saccucci’s Supplemental Director Retirement Agreement is substantially identical to Exhibit 10.7 except as to the amount of the Supplemental Annual Pension Benefit, which is $3,000.00.

Exhibit 10.7

FORM OF

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

THIS AGREEMENT, made and entered into this ___ day of ______________, 200_ (hereinafter the “Effective Date”), by Newport Federal Savings Bank, (hereinafter referred to as the “Bank”), a bank organized and existing under the laws of Rhode Island, and _____________________ hereinafter referred to as the “Director”).

WHEREAS, the Director has performed his/her duties as a director of the Bank in an efficient and capable manner; and

WHEREAS, the Bank is desirous of retaining the services of the Director and rewarding him/her for his/her performance and his/her career with the Bank; and

WHEREAS, to retain the services of the Director and to reward him/her for his/her performance and career with the Bank, the Board of Directors has agreed to provide the Director with a supplemental retirement benefit as described in this Agreement.

NOW, THEREFORE, for the value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Normal Retirement Supplemental Pension

Upon the Director’s retirement on or after attaining age seventy (70) (hereafter “Normal Retirement Age”), the Bank shall pay the Director a supplemental annual pension benefit equal to $_______ payable in equal monthly installments, commencing with the first month after the Director’s retirement, and continuing for a period of ten (10) years.

2.	Early Retirement or Termination

If the Director retires after attaining the age of 65 or his/her service with the Bank is otherwise terminated without cause prior to attaining Normal Retirement Age, and the Director has completed at least ten (10) years of service, then the Bank will pay the Director a supplemental annual pension payable in equal monthly installments, commencing with the first month after such early retirement or termination of service, and continuing for 10 years, in an amount as indicated on the following schedule:

Age at Early Retirement or Termination	% of Normal Retirement Pension
Less than 65	0%
65	10%
66	15%
67	30%
68	50%
69	75%

Should the Director be terminated for cause all supplemental annual pension benefits under the Agreement shall be forfeited. For purposes of this Agreement the Director shall be deemed to have been terminated for cause if he shall be convicted by a court of law for fraud, misappropriation, embezzlement or any other crime related to the Bank or his service by the Bank is terminated pursuant to a determination by the Bank’s regulator(s) that the Director has engaged in a willful violation of any federal or state statute or regulation, or bank policy for which such regulatory agency(ies) requires the termination of the service of the Director.

3.	Death or Disability

a. Upon the death of the Director while still actively performing the duties of a Director, the Director’s designated beneficiary shall receive an annual survivor benefit equal to the benefits as outlined in Sections 1 or 2, payable in equal monthly installments, commencing with the first month after such death, and continuing for a period of ten (10) years.

b. Upon the death of the Director while receiving any supplemental pension benefit payments as provided in this Agreement, the Director’s designated beneficiary shall receive the remaining equal monthly payments which would have been due the Director.

c. If the Director ceases to perform duties as a Director because of permanent disability, the Director will be treated as actively performing duties as a Director, for purposes of this Agreement, while such disability continues. In such event, payments hereunder will commence upon the Director’s attainment of Normal Retirement Age in accordance with Section 1 of this Agreement, or as described under Section 2 of the Agreement. The Director will be considered permanently disabled when the Director is no longer capable of performing the material aspects of his or her duties for the Bank as a result of physical and/or mental impairment. The Director shall be considered to be no longer permanently disabled at such time as he or she returns to work to perform duties as a Director.

In the event there is a disagreement as to whether the Director is permanently disabled, the Bank and the Director (or his or her physical representative) each shall select a physician. If the physicians are in disagreement, they shall select a third physician. A majority opinion of the three physicians as to disability shall be binding on all of the parties hereto.

d. If the Director shall have failed to make an effective designation of beneficiary in writing, or if the individual or individuals so designated shall die prior to receiving all payments required to be made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Director’s surviving spouse, second the Director’s surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Director if there are neither a surviving spouse nor surviving children. The Director shall have the right at all times to revoke or change his/her beneficiary designation by completing a new designation in writing.

4.	Assignment

Except as otherwise provided herein, it is understood that neither the Director, nor any person designated by him/her pursuant to this Agreement; shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive payments to be made hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable. If such assignment or transfer is attempted, the Bank may disregard it and continue to discharge its obligations hereunder as though such assignment or transfer were not attempted.

5.	Independent Arrangement

The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement which may exist from time to time between the parties hereto, or any other compensation payable by the Bank to the Director. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provisions hereof restrict the right of the Bank to discharge the Director or restrict the right of the Director to terminate his/her service.

6.	Non-Trust or Fiduciary Obligation

The rights of the Director under this Agreement (including the right to payment from the Bank) and of any beneficiary of the Director or of any other person who may acquire such rights shall be solely those of an unsecured creditor of the Bank. The Bank’s obligation to pay the supplemental pension provided for under this Agreement is an unfunded promise by the Bank.

The Bank may, but need not, set aside or invest funds, to meet its liability under this Agreement. Title to and beneficiary ownership of any assets, whether cash, investments, life insurance, or otherwise, which the Bank may purchase or designate to pay the benefits described hereunder shall at all times remain in the Bank, and the Director shall have no property interest whatsoever in any of these assets or any other assets of the Bank.

Any insurance policy on the life of the Director or any other asset acquired by the Bank in connection with the obligations assumed by it hereunder shall not be deemed to be held under any trust for the benefit of the Director or his/her beneficiaries or to be security for the performance of the obligations of the Bank, but shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

Nothing contained in the Agreement and no action taken pursuant to the provisions of the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Director or his/her beneficiaries. Any funds which may be invested under this Agreement shall continue for all purposes to be a part of the general funds of the Bank, and no person, other than the Bank, shall, by virtue of the provisions of this Agreement, have any interest in such funds.

7.	Change in Control

a. If the Director’s service with the Bank is involuntarily terminated within two years after a change in control of the Bank, payment hereunder will commence immediately in monthly amounts equal to the amount which would have been payable as if the Director were performing duties as a Director until Normal Retirement Age.

b. Change in control shall be deemed to have occurred at such time as (1) the Bank is converted from a mutual savings bank to an entity which issues stock and is owned by its shareholders, (2) individuals who, as of the beginning of any twenty-four (24) month period, constitute Board of Directors (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a Director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, (3) a merger, consolidation, acquisition or other corporate transaction occurs that has the effect of transferring a controlling influence over management of the Bank to a natural person, corporate or other business entity other than its current management or Directors, or (4) a completed liquidation or dissolution of the Bank or sale or other disposition of all or substantially all of the assets of the Bank is consummated, other than to individuals or entities who were the beneficial owners of the Bank immediately prior to such sale or disposition.

8.	Arbitration

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

(a)	The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the “AAA”), pursuant to the Commercial Arbitration Rules of the AAA as in effect at the time of submission. The arbitration shall be held in Providence, Rhode Island before a single neutral, independent, and impartial arbitrator (the “Arbitrator”).

(b)	Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator. Each party shall be limited to two pre-hearing depositions each lasting no longer than two (2) hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Each party shall have no longer than three (3) hours to present its position, and the entire proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two week period. The award shall be made no more than ten (10) days following the close of the proceeding. The Arbitrator’s award shall not include consequential, exemplary, or punitive damages. The Arbitrator’s award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction. Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

9.	Taxes

a. The Bank shall have the right to deduct from all amounts to be paid by the Bank to the Director under the Agreement any taxes required by law to be withheld.

b. The Director should consult his/her own legal and tax advisors concerning personal tax consequences of being eligible for, and receiving benefit payments under, the Agreement.

10.	Miscellaneous Provisions

a. This Agreement shall be binding upon and inure to the benefit of any successor of the Bank and any such successor shall be deemed substituted for the Bank under the terms of this Agreement.

b. This instrument contains the entire Agreement of the parties. It may be amended only by a writing signed by both of the parties hereto.

c. This Agreement shall be governed and construed in accordance with the law of the State of Rhode Island.

d. The benefits provided by the Bank to the Director pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Director’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits or his right to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other compensation or fringe benefit plan.

e. The Plan Administrator shall be the Chairman of the Board or his/her designee. In the event a dispute arises over benefits payable under this Agreement and benefits are not paid to the Director (or to his estate in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of the Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Bank by it duly authorized representative, on the day and year first above written.

(L.S.)
Director

(L.S.)
[Authorized Representative]

BENEFICIARY STATEMENT

I, _________________, hereby name as a beneficiary under the Supplemental Director Retirement Agreement dated ____________________, 200_ as follows:

Primary:	_______________________

Secondary:	Estate

Signed:

Dated:

RESOLUTION OF THE

PERSONNEL COMMITTEE BOARD OF DIRECTORS OF

NEWPORT FEDERAL SAVINGS BANK

WHEREAS, the Board of Directors of Newport Federal Savings Bank (the “Bank”) maintains the Supplemental Executive Retirement Agreements and the Supplemental Director Retirement Agreements for certain executives and outside directors of the Bank (collectively the “Agreements”) for the purpose of providing these individuals with a supplemental retirement benefit upon attainment of Normal Retirement Age (as such term is defined in each of the Agreements); and

WHEREAS, this Committee wishes to amend the Agreement to revise the definition of a Change in Control.

NOW, THEREFORE, BE IT RESOLVED, that the Agreements shall be, and hereby are, amended as follows:

First Change

Effective January 1, 2006, Section 7(b) of the Supplemental Executive Retirement Agreement and Section 7(b) of the Supplemental Director Retirement Agreement shall each be deleted and replaced with the following new Section 7(b):

a. A Change in Control shall be deemed to have occurred upon the earlier of the following events:

i.	Merger: The Company merges into or consolidates with another entity, or merges another entity into the Company, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were members of the Company immediately before the merger or consolidation;

ii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iii.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

For purposes of this provision “Company” shall mean any holding company of the Bank. Notwithstanding anything in this Agreement, in no event shall a mutual to stock conversion of the Bank constitute a “Change in Control” for purposes of this Agreement.

Second Change

Effective January 1, 2006, the first sentence in Section 7(a) of the Agreement shall be amended to refer to a Change in Control of the Company instead of a Change in Control of the Bank.

CERTIFICATION

I, William R. Harvey, Corporate Secretary of Newport Federal Savings Bank certify that the above resolution was unanimously adopted by the Personnel Committee of the Board of Directors of Newport Federal Savings Bank at a duly held meeting of the Committee on February 15, 2006.

/s/ William R. Harvey
Corporate Secretary